Exhibit 99.1

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC. COMPLETES ACQUISITION OF
TWO SHOPPING CENTERS IN LILBURN, GEORGIA FOR $16.7 MILLION

Virginia Beach, VA – July 1, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) announced today that the Company has completed the acquisition of Beaver Ruin Village (“Beaver Ruin”) and Beaver Ruin Village II (“Beaver Ruin II”), two shadow grocery-anchored shopping centers located in Lilburn, Georgia. The properties were acquired on June 30, 2015 from Arcado II, LLC, a Georgia limited liability company, for a combined acquisition value of $16.7 million, or $153.49 per square foot.

Beaver Ruin is a 74,038 square foot shopping center. The property is 91.5% leased, and the tenant mix is consistent with the Company’s business model with a large percentage of the property leased to national and regional tenants, including Chase Bank, State Farm Insurance, T-Mobile, Firehouse Subs and Sally Beauty Supplies. The property includes three outparcels which are leased by national fast-food chains: McDonald’s, Popeyes, and Captain D’s.

Beaver Ruin II is located directly across Lawrenceville Highway, a major thoroughfare in Lilburn, from Beaver Ruin and is a 34,925 square foot shopping center. Beaver Ruin II is 100% occupied with AutoZone as the primary leaseholder. National, regional and local tenants such as Metro PCS, Agavero Cantina and Fred Loya Insurance Agency occupy the remaining square footage.

The properties were built in 1976. Beaver Ruin was renovated in 1996 and prior to Wheeler’s acquistion, the center underwent improvements that include repairs to the parking lot, HVAC unit replacements and new roof installations.

Jon S. Wheeler, the Company’s Chairman and Chief Executive Officer, said, “Beaver Ruin and Beaver Ruin II exemplify the Company’s acquisition criteria, as they are ‘necessity-based’ shopping centers located in a growing tertiary market with higher than average occupancy rates. We entered into the contracts to acquire these properties in March and are pleased to complete the acquisitions, expanding the Company’s geographic footprint in Georgia.

“Wheeler is a growth company, and will maintain our focus on acquiring retail properties at favorable prices in the markets we target, always striving to increase the Company’s net operating income and, therefore, adding value for our shareholders.”

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-looking Statement
The Company considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding the anticipated profitability of acquisitions and its ability to identify and acquire other properties are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT: -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Capital Markets	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com